Exhibit 99.1

For Immediate Release

PostRock Reports First Quarter Results

OKLAHOMA CITY – May 8, 2013 – PostRock Energy Corporation (NASDAQ: PSTR) today announced its results for the quarter ended March 31, 2013.

Highlights

•	During the quarter, 55 oil wells were drilled and 42 recompleted

•	Oil sales averaged 363 net Bbls a day, a 77.4% increase from the prior-year period

•	Production currently averages over 500 net Bbls a day

•	Due to an increase in proved reserves value, the borrowing base was increased to $95 million

Key Financial Results

•	Revenue reached to $16.1 million, 12.1% above the prior-year period

•	Oil contributed 18% of revenues, versus 13% in the prior-year period

•	Operating expenses (production costs plus G&A) fell to $13.3 million, 15.5% below the prior-year period

•	Interest expense fell to $641,000, 76.2% below the prior-year period

Development and Leasing Activities

Cherokee Basin. In the quarter, 55 oil wells were drilled and 40 recompleted. An additional 150 oil wells and 20 recompletions in the Basin should be completed in the remainder of 2013.

Central Oklahoma. In the quarter, two oil wells were recompleted in Central Oklahoma. Initial results indicate IRRs of more than 100%. During the period, approximately 1,100 additional acres were acquired bringing leasehold to 2,500 net acres. PostRock plans to recomplete seven additional wells and drill five wells, including two horizontals in Central Oklahoma, by year-end while continuing to add leasehold. Individual projects in Central Oklahoma are expected to have a more significant impact on production and reserves than those in the Cherokee Basin.

Financial Results

Natural gas revenue, excluding hedges, rose 5.7% from the prior-year period to $12.4 million. The increase was due to a 22.3% increase in realized gas prices, which reached $3.34 per Mcf, partially offset by a 12.9% production decline to 41.3 MMcf per day. The drop in gas production resulted from the absence of gas development projects in the last 12 months as gas prices were at uneconomic levels. Oil revenue rose 60.0% from the prior-year period to $3.0 million. The increase was the result of a 77.4% increase in sales volume, offset by an 8.8% decrease in realized prices to $90.49 per Bbl. The Company received an average of $3.87 a barrel below the NYMEX price during the quarter. Gathering revenue fell 6.4%, to $654,000, largely due to reduced volumes.

Production costs, including lease operating expenses, gathering costs and production taxes, totaled $9.8 million, a 12.2% decrease from $11.1 million during the prior-year period (excluding non-recurring field restructuring costs of $368,000 in the prior-year). The decrease was driven by lower maintenance, labor and electricity costs and higher capitalized operating expenses. Recurring production costs were $2.50 per Mcfe versus $2.51 in the prior-year period.

General and administrative expenses fell to $3.5 million, a 16.8% decrease from the prior-year period, primarily due to lower compensation costs of $482,000 and $231,000 lower legal and professional fees.

The Company had a realized loss from derivative financial instruments of $873,000 compared to a realized gain of $12.1 million in the prior-year period. The loss was due to $1.0 million of realized losses on Southern Star basis swaps, partially offset by $128,000 of realized gains on NYMEX oil swaps. The last of the Southern Star basis swaps, which had a mark-to-market loss of $3.8 million at March 31st, expire in December 2013.

Due to appreciation of Constellation Energy Partners’ unit price during the quarter, a mark-to-market gain of $3.6 million was recorded.

Hedges

In February, PostRock entered into additional oil and gas swaps which took effect in March and April, respectively. In combination with existing swaps, an average of 32 MMcf and 240 Bbls a day are hedged for the remaining nine months of 2013 at weighted average prices of $4.01 per Mcf and $100.49 per Bbl. It is expected that the Southern Star basis swaps will have a loss of roughly $420,000 per month from April through December.

	Apr. - Dec. 2013	2014	2015	2016
NYMEX Gas Swaps
Volume (MMBtu)	8,711,037	10,327,572	8,983,560	7,814,028
Weighted Average Price (MMBtu)	$4.01	$4.01	$4.01	$4.01

NYMEX Oil Swaps
Volume (Bbls)	66,114	79,548	71,568	65,568
Weighted Average Price (Bbl)	$100.49	$96.28	$92.73	$90.33

Debt

At March 31, 2013, $66.0 million was borrowed under the revolving credit facility, an increase of $8.5 million from December 31, 2012. The increase was driven primarily by the fact that $5.6 million of late December payments for the royalty settlement and property taxes did not clear until early January.

At March 31, 2013, the quarterly preferred dividend to White Deer was paid-in-kind increasing its liquidation value by $2.7 million to $94.1 million. As part of the dividend, White Deer also received 1.6 million additional warrants with an average exercise price of $1.75 a share. White Deer currently holds 9.8 million common shares and 35.9 million warrants exercisable at prices between $1.42 and $6.39 per share.

On May 8th, the Company’s borrowing base was increased by $5 million to $95 million based on year-end reserves. This was the Company’s first borrowing base increase in more than five years.

	December 31,	March 31,
	2012	2013
	(in thousands)
Cash and equivalents	$525	$65

Long-term debt (incl. current maturities)	$57,500	$66,000

Redeemable preferred stock	$73,152	$75,732
Stockholders’ deficit	(21,008)	(27,571)

Total capitalization	$109,644	$114,161

Capital Expenditures

During the quarter, capital expenditures totaled $10.1 million. This included $8.9 million on oil directed drilling and recompletions, $791,000 on maintenance related projects, including trucks and compressor optimization and $378,000 for leasehold.

Management Comment

Terry W. Carter, PostRock’s President and Chief Executive Officer, said, “We are very pleased with our early progress in oil development. However, we recognize that our gas decline continues to be significant as gas prices have not reached a point where we can profitably invest in drilling. While we await a better gas market, the ongoing reconfiguration of our compression fleet will result in significant fuel savings and other cost reductions. This should begin to moderate our gas production decline.

Our recent Central Oklahoma successes, give me confidence that we can significantly increase our oil production in the region. At year end, Central Oklahoma represented less than 1% of our acreage but more than 50% of our oil reserves. Our leasehold position in the area is slowly but steadily increasing. We plan additional recompletions in the second and third quarters and we plan to begin development in this area in the third quarter. These projects are expected to have a more significant impact on the Company’s overall reserves and production per project. As we build on our recent oil production and development trend, we believe we will materially enhance the value of our shareholders’ investment.”

Webcast and Conference Call

PostRock will host a webcast and conference call tomorrow, May 9, 2013, at 10:00 a.m. Central Time. The webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is (866) 516-1003.

PostRock Energy Corporation is engaged in the acquisition, exploration, development and production of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates oil producing properties in Central Oklahoma and minor oil and gas producing properties in the Appalachian Basin.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Annual Report on Form 10-K and other filings. The Company’s SEC filings may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes.

Company Contact:

David J. Klvac

EVP & Chief Financial Officer

dklvac@pstr.com

(405) 815-4304

Reconciliation of Non-GAAP Financial Measures

The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, as defined, for the periods presented.

	Three Months Ended March 31,
	2012	2013
	(in thousands)
Net income (loss) from continuing operations	$6,008	$(7,894)
Adjusted for:
Interest expense, net	2,696	641
Depreciation, depletion, and amortization	6,162	6,428

EBITDA	$14,866	$(825)

Other income, net	(11)	(13)
Gain on equity investment	(4,169)	(3,582)
Unrealized loss from derivative financial instruments	60	6,248
(Gain) loss on disposal of assets	(104)	31
Stock-based compensation	442	719
Other non-cash compensation	—	209

Adjusted EBITDA	$11,084	$2,787

Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, management considers it an important measure of performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

POSTROCK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2013
Revenue
Natural gas sales	$11,774	$12,442
Crude oil sales	1,848	2,957
Gathering	699	654

Total	14,321	16,053
Costs and expenses
Production expense	11,501	9,775
General and administrative	4,263	3,546
Depreciation, depletion and amortization	6,162	6,428
Loss (gain) on disposal of assets	(104)	31

Total	21,822	19,780

Operating loss	(7,501)	(3,727)

Other income (expense)
Realized gains (losses) from derivative financial instruments	12,085	(873)
Unrealized loss from derivative financial instruments	(60)	(6,248)
Gain on equity investment	4,169	3,582
Other income, net	11	13
Interest expense, net	(2,696)	(641)

Total	13,509	(4,167)

Income (loss) from continuing operations before income taxes	6,008	(7,894)
Income taxes	—	—

Income (loss) from continuing operations	6,008	(7,894)
Income from discontinued operations	1,339	—

Net income (loss)	7,347	(7,894)
Preferred stock dividends	(2,093)	(2,740)
Accretion of redeemable preferred stock	(471)	(778)

Net income (loss) available to common stockholders	$4,783	$(11,412)

Income (loss) per common share
Basic income (loss) per share - continuing operations	$0.31	$(0.50)
Basic income (loss) per share - discontinued operations	0.12	—

Basic income (loss) per share	$0.43	$(0.50)

Diluted income (loss) per share - continuing operations	$0.27	$(0.50)
Diluted income (loss) per share - discontinued operations	0.10	—

Diluted income (loss) per share	$0.37	$(0.50)

Weighted average common shares outstanding
Basic	11,206	22,763

Diluted	12,786	22,763

POSTROCK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2012	March 31, 2013
ASSETS
Current assets
Cash and equivalents	$525	$65
Restricted cash	1,500	1,500
Accounts receivable - trade, net	7,207	6,944
Other receivables	180	459
Inventory	990	854
Other	2,100	1,069
Derivative financial instruments	1,771	266

Total	14,273	11,157
Oil and gas properties, full cost, net	107,531	112,000
Other property and equipment, net	14,244	13,450
Other, net	2,180	2,091
Equity investment	7,820	11,402
Derivative financial instruments	615	644

Total assets	$146,663	$150,744

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$9,373	$5,765
Revenue payable	4,447	4,324
Accrued expenses and other	4,928	3,165
Derivative financial instruments	4,449	5,723

Total	23,197	18,977
Derivative financial instruments	2,638	6,136
Long-term debt	57,500	66,000
Asset retirement obligations	10,868	11,190
Other	316	280

Total liabilities	94,519	102,583

Commitments and contingencies
Series A cumulative redeemable preferred stock	73,152	75,732

Stockholders’ deficit
Preferred stock	3	3
Common stock	213	237
Additional paid-in capital	396,732	398,039
Accumulated deficit	(417,956)	(425,850)

Total stockholders’ deficit	(21,008)	(27,571)

Total liabilities and stockholders’ deficit	$146,663	$150,744

POSTROCK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Month Ended March 31,
	2012	2013
Cash flows from operating activities
Net income (loss)	$7,347	$(7,894)
Adjustments to reconcile net income (loss) to net cash from (used in) operations
Depreciation, depletion and amortization	7,013	6,428
Stock-based compensation	442	719
Other non-cash compensation	—	209
Amortization of deferred loan costs	409	104
Change in fair value of derivative financial instruments	60	6,248
Loss (gain) on disposal of assets	(109)	31
Gain from equity investment	(4,169)	(3,582)
Other non-cash changes to items affecting net loss	130	(15)
Changes in assets and liabilities
Receivable	3,356	153
Payables	(555)	(5,559)
Other	(3,489)	329

Net cash flows from (used in) operating activities	10,435	(2,829)

Cash flows from investing activities
Proceeds from sale of assets	232	12
Expenditures for equipment, development, leasehold and pipeline	(4,491)	(9,211)

Net cash flows used in investing activities	(4,259)	(9,199)

Cash flows from financing activities
Proceeds from debt	—	8,500
Repayments of debt	(14,000)	—
Debt and equity financing costs	—	(224)
Proceeds from issuance of common stock	7,500	3,292

Net cash flows from (used in) financing activities	(6,500)	11,568

Net decrease in cash and equivalents	(324)	(460)
Cash and equivalents - beginning of period	349	525

Cash and equivalents - end of period	$25	$65